Management Incentive Plan

As Amended and Restated as of November 19, 2020

MANAGEMENT INCENTIVE PLAN

Table of Contents

Section #	Subject	Page #
I	Plan Purpose	3
II	Eligibility	3
III	Financial Performance	3-4
IV	Award Determination and Approval	5
V	Individual Performance Factors	5
VI	Currency	5
VII	Participation Level and New Participants	6
VIII	Revisions to Plan	6
IX	Form and Timing of Awards	6-7
X	Employees on Leave	7
XI XII	Termination, Death or Disability MIP Top-Up Awards	7 8
XIII	Other Plan Design Considerations	9
XIV	Internal Revenue Code Section 409a	10
XV	Clawbacks	10
XVI	Effectiveness of Amendment & Restatement	11

I.PLAN PURPOSE:
The purpose of the Management Incentive Plan (the "Plan") is to offer a short-term incentive award opportunity for eligible global employees (“Participants”) who make significant contributions to the growth and profitability of Graphic Packaging Holding Company (together with its subsidiaries, the "Company") and who demonstrate the performance that the Company desires to encourage. The Plan is designed to emphasize management’s commitment to financial success and to a superior return on investment of its stockholders.
Each “Plan Year” for the Plan is January 1st to December 31st.

II.ELIGIBILITY
Regular full-time and regular part-time salaried employees will be advised of their eligibility for the Plan based on their position. In addition, eligibility for participation in the Plan for a Plan Year will be subject to the following conditions:
i.Date of hire – A Participant must be employed by the Company on or before September 30 of the Plan Year in a Salaried, eligible position;
ii.Active employment – A Participant must be an active employee on the date of the management incentive plan payout or if not active, terminated under a status that allows for payout.

Company employees who work outside the United States or who are not paid on a U.S.-based payroll (“International Employees”) are eligible to participate in the Plan to the extent permitted under rules and guidelines for such participation as are established by the Compensation and Management Development Committee.

III.FINANCIAL PERFORMANCE:
The amounts of any award payouts under the Plan are substantially financially-driven and will be based in large part on the results of the Company as a whole and/or any subsidiary,

affiliate or business unit of the Company, or a combination of these results. One or a combination of the following performance measures may be used to measure such results:
•Net earnings or net income (before or after taxes)
•Earnings per share
•Net sales growth
•Net operating profit
•Return measures (including, but not limited to, return on assets, capital, equity or sales)
•Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)
•Earnings before or after taxes, interest, depreciation and/or amortization
•Gross or operating margins
•Productivity ratios
•Share price (including, but not limited to, growth measures and total shareholder return)
•Expense targets
•Margins
•Operating efficiency
•Customer satisfaction
•Working capital targets
•Cost eliminations;
•Debt reduction;
•Employee engagement and cultural effectiveness; and
•Ratios combining any of the performance measures.

The performance measures may, without limitation, be based upon the attainment of specified levels of performance under one or more of the measures described above during the Plan Year, relative to performance in prior periods, relative to pre-established targets, or relative to the performance of other entities (or indices covering multiple entities).

Each Participant's incentive award opportunity for any given Plan Year is based on the specific corporate performance measures established during the annual operating plan approval process and approved by the Company’s Compensation and Management Development Committee for that Plan Year.

I.AWARD DETERMINATION AND APPROVAL:
The Plan is specifically designed to create substantial incentive opportunity for the achievement of the Company’s most important financial goals and for continued service and sustained effort through the date of payment of any award (the “Payment Date”). After the conclusion of a Plan Year, the President and Chief Executive Officer (“CEO”) will make a recommendation to the Compensation and Management Development Committee of Graphic Packaging Holding Company regarding the payout under the Plan. This recommendation will be based upon the President and CEO’s assessment of the degree to which the Company achieved the performance measures applicable to that Plan Year. The Compensation and Management Development Committee approves the percentage of target payout under the Plan and the award payout amounts for those officers designated as Executive Officers by the Board of Directors, except for the President and CEO. Separately, the Company’s Compensation and Management Development Committee will make a recommendation to the full Board of Directors regarding the payout under the Plan for the President and CEO.

II.INDIVIDUAL AND TEAM PERFORMANCE FACTORS:
Award opportunities (before individual performance factors) range from 0% to 200% of an individual’s target award. Individual and team performance factors can further adjust a
Participant’s award payout by up to 35%, either up or down. All adjustments to award payouts based on individual performance factors are reviewed and approved by the President and CEO.

III.CURRENCY:
All financial results will be stated on a U.S. dollar reporting basis for purposes of determining actual performance against the applicable performance measures for any given Plan Year.
IV.PARTICIPATION LEVEL AND NEW PARTICIPANTS:

Participation level is defined as the “target” incentive award opportunity provided to Participants under the Plan. Each Participant's approved participation level is determined and communicated annually. The target incentive award opportunity is expressed as a percentage of a Participant's annual base salary as of December 31 of the applicable Plan Year.
Participation level changes during the Plan Year will result in any awards earned being calculated on a prorated basis for the number of days assigned to each participation level during that Plan Year.

New Participants shall have any awards earned prorated by the number of days of participation in their first Plan Year, subject to eligibility guidelines.

V.REVISIONS TO PLAN:
Revisions to applicable performance goals and the resulting payout percentage for any given Plan Year may be considered to recognize circumstances beyond the control of Participants. Such revisions will be rare in practice and only respond to extraordinary and unforeseeable events. It is understood that revisions may adjust for positive windfalls as well as negative shortfalls. Revisions must be approved by the President and CEO of the Company, the Compensation and Management Development Committee of the Board of Directors and the full Board of Directors.

VI.FORM AND TIMING OF AWARDS:
All awards under the Plan will be paid in cash and in local currency. Awards will be subject to all applicable social insurance, income tax and other withholding requirements effective at the time of payment.

Awards paid to Participants in hyper-inflationary countries may be monetarily corrected to adjust for currency devaluation between the close of the plan year and the award payment date.

All awards will be paid between January 2 and March 15 of the calendar year following the close of each Plan Year.

I.EMPLOYEES ON LEAVE:
Award payouts for employees who, during the plan year, have been on a paid or unpaid leave of absence pursuant to the Family and Medical Leave Act (“FMLA”), the Company’s workers’ compensation program, the Company’s short-term disability policy, or any other type of leave will be prorated to exclude the time away from work.

II.TERMINATION, DEATH, OR DISABILITY:
Awards for a given Plan Year will be paid only to Participants who are actually employed on the Payment Date. A Participant whose employment terminates, whether by resignation or by discharge, for any reason (or no reason) prior to the Payment Date for a Plan Year shall not earn or have any right to an award from the Plan for such Plan Year and shall not be deemed to have earned or become vested in any such award, except for Participants (i) who terminate employment due to death, disability, or retirement (“retirement” for this purpose means an employee whose age on the effective date of termination is at least 55 and whose combination of age and years of service on that date is equal to or greater than 65); or (ii) who are eligible for benefits under the Graphic Packaging International, Inc. Supplemental Unemployment Benefits Plan or the Graphic Packaging International, Inc. Executive Severance Plan, under Employment Agreements, and who sign and return (and do not revoke) a Release under that Plan (“Special Circumstance Participants”). Under this provision, Special Circumstance Participants may be paid a pro rata portion of any award earned based on their date of termination, and all such prorated payments, if any, will be made at the time and in the form received by all other Participants. Notwithstanding the foregoing, any Participant who is entitled to a payment in lieu of annual incentive compensation for the Plan Year upon termination of employment under an employment agreement or any similar arrangement with the Company shall not also be entitled to an award under the Plan for such year.

III.MIP TOP-UP AWARDS

In addition to the annual incentive award opportunities described in this Plan, the Company also offers incentive award opportunities to recognize and reward adoption of specific growth behaviors and/or initiatives adopted by the Company to drive the Company’s Growth Strategy & Vision 2025. These awards (referred to as MIP “Top-Up Awards”) will offer highly selective and differentiated incentive award opportunities during each calendar year for Plan participants that are over and above amounts that may otherwise be paid as annual incentive awards under this Plan. Top-Up Awards may be paid to selected Plan Participants in the following job classifications, and amounts:
•Manager/Senior Manager (job grades 96-98): $20,000
•Directors and above (job grades 99-103, excluding job grades 104-110): $40,000.
The following procedure will be used to identify Top-Up Award recipients. Candidates for a Top-Up Award may be nominated each year by direct reports to the Executive Leadership Team. Potential candidates will be evaluated by applying a rigorous process based on agreed-upon behaviors. The Executive Leadership Team will consider the Top-Up Award recommendations and will make final recommendations to the President and CEO for review and approval.
Top-Up Awards approved by the President and CEO during each year pursuant to this process will be paid to each recipient in a single lump-sum cash payment in the local currency between May 1 and June 30 of such year. In order to be eligible for a Top-Up Award payout, a selected Participant must remain an active employee of the Company on the date the Top-Up Award payout is made, or if not active, the Participant must have terminated under a status that allows for payout with respect to Special Circumstance Participants as defined in paragraph XI of this Plan document.

I.OTHER PLAN DESIGN CONSIDERATIONS:
The Plan will be administered by the EVP-Human Resources. Each determination of financial performance or other action made or taken by the Compensation and Management Development Committee hereunder will be final and conclusive for all purposes and upon all persons.

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any award payable under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award payable under the Plan.

The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Plan nor any award under the Plan shall create any employment contract or imply any relationship between the Company and any Participant, other than employment terminable by either party at will.

The terms of the Plan are governed by the laws of the State of Georgia without regard to conflict of laws principles.

The Company reserves the right for the President and Chief Executive Officer to recommend to the Compensation and Management Development Committee and Board of Directors of Graphic Packaging Holding Company that the Company increase, decrease, or eliminate any and all Plan awards, including but not limited to any individual award, if, in the exercise of his business judgment, such modifications would be in the best interest of the Company. The Board of Directors of Graphic Packaging Holding Company (with respect to an award to the President and Chief Executive Officer) and the Compensation and Management Development Committee (with respect to all other awards) shall have absolute discretion in determining whether or not to issue an award and in determining the amount of each award paid.

I.INTERNAL REVENUE CODE SECTION 409A:
The Plan is designed and intended to provide only for payments that are exempt from Section 409A of the Internal Revenue Code (the “Code”) under the exception in Treasury Regulation Section 1.409A-1(b)(4) for certain short-term deferrals. Nevertheless, if any amount under the Plan is subject to 409A of the Code, the Plan shall be interpreted and administered so as not to cause the acceleration of (or the imposition of additional) taxes provide for in Section 409A of the Code.

II.CLAWBACKS:
If the Company is required to prepare an accounting restatement due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant (i) is determined by the Compensation and Management Development Committee to have knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or any other regulation, the Participant shall reimburse the Company the amount of any payment in settlement of an award earned or accrued under this Plan during the twelve month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement. In addition, any officer of the Company subject to Section 16 of the Securities Exchange Act, as amended, who has received a larger payment in settlement of an award earned or accrued under this Plan than would have been paid or accrued pursuant to an accounting restatement arising as a result of misconduct as set forth above (an “Excess Award”), shall reimburse the Company the amount of any Excess Award, as determined by the Compensation and Management Development Committee.
In addition, the Participant’s rights, payments and benefits with respect to an award granted pursuant to this Plan may be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of the Participant’s termination for cause, violation of material Company, its Affiliates, and/or its Subsidiaries policies, breach of non-competition, confidentiality, or other restrictive covenants that apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.

III.EFFECTIVENESS OF AMENDMENT AND RESTATEMENT:
The Management Incentive Plan as amended and restated as set forth herein, shall be effective for the 2020 Plan year and thereafter until terminated or further amended by the Compensation and Management Development Committee of the Board of Directors of the Company.

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